Exhibit 99.1

FOR IMMEDIATE RELEASE

Koil Energy Solutions to Provide $4M of Flying Leads and Distribution Manifolds for Gulf of Mexico Operators

JULY 20, 2023 – HOUSTON – Koil Energy Solutions, Inc. (OTCQB: KLNG), an international specialist in subsea energy equipment and services, today announced the receipt of $4M worth of orders for flying leads and distribution manifolds directly from operators.

The contracts include the design, engineering and manufacturing of hose and steel tube flying leads, and electrical and hydraulic distribution manifolds for various locations in the Gulf of Mexico, all of which is scheduled to be delivered by early 2024.

“Receiving such awards directly from operators in light of the industry’s shift to EPCi contracts further highlights the strategic importance of our commitment to being a provider of choice for different customer segments,” said Charles Njuguna, President and CEO of Koil Energy Solutions, Inc. “We are especially pleased to have the opportunity to provide our premier products and associated services to such valued customers.”

These project awards continue to advance the momentum for Koil Energy in 2023. Most recently, the Company announced that it was selected to perform services for a liquified natural gas (LNG) development in the Gulf of Mexico. Prior to this, Koil Energy also announced that it will be providing critical subsea equipment and services for the Shenandoah project in the same region.

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About Koil Energy

Koil Energy is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. The Houston-based company founded in 1997 and formerly known as Deep Down, Inc. is comprised of world-class experts in engineering and manufacturing who provide innovative solutions to complex customer challenges with a fearless commitment to Energizing the Future. Koil Energy’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world. Visit www.koilenergy.com to learn more.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations Contact:

Trevor Ashurst

VP of Finance

tashurst@koilenergy.com

Media Contact:

Hunter Dodson

Pierpont Communications

512-914-6745

hdodson@piercom.com